EXHIBIT 10.3
Facebook, Inc.
Form of Executive Officer Offer Letter
[Date]

[Name]

Dear [Name],

On behalf of Facebook, Inc. (the “Company” or “Facebook”), I am pleased to offer you full-time employment in the position of [ ]. You will be working out of our Menlo Park office, under the guidance of [ ]. We’re excited to have you join the team.

1.	Compensation

a.Base Pay. In this position, you will earn a starting base pay of $[ ] per year. Your base pay will be payable pursuant to the Company’s regular payroll policy. Your base pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.

b.Bonus. You may be eligible to receive a semi-annual discretionary bonus of up to a target of [ ]% of your Base Eligible Earnings as defined in the Company's bonus plan. Based on your performance, you can over-achieve your bonus target pursuant to the Company's bonus plan.

c.Relocation. The Company will provide you relocation services consistent with the Company’s policies through a third party service provider. The relocation provider will contact you directly after you accept the offer. You will have the opportunity to choose from various relocation-related services. These services will be paid for by the Company directly to any third party suppliers or as reimbursements to you directly on a receipts basis. Any taxable reportable compensation resulting from relocation services reimbursed to you or paid on your behalf will be grossed up for income tax withholding purposes so that you do not bear the withholding burden on this compensation. Certain remaining funds from your relocation budget, depending on the applicable policy, may be paid to you via a payroll payment after you begin employment with the Company. Any relocation cash payment paid pursuant to the policy will be subject to applicable withholdings and not grossed up by the Company. You will not actually earn any relocation sum paid to you or the third party supplier(s) pursuant to this section unless you remain a full time employee in active service with the Company (and have not given or been given notice of termination) through the one-year anniversary of your Start Date. In the event you resign or the Company terminates your employment for cause prior to the one-year anniversary of your Start Date, you will immediately repay a prorated amount of the relocation sum (including any amounts paid to a third party supplier) to the Company, and the Company reserves the right, subject to applicable law, to deduct this amount or any part of it from your wages, and you hereby consent to such deduction.

d.Sign-on Bonus. The Company will pay you a one-time, non-recurring sign-on bonus of $[ ] to be paid as follows: [ ]. You will not actually earn the sign-on bonus unless you remain a full-time employee with the Company through and until the [ ] anniversary of your Start Date. In the event that you resign or your employment with the Company terminates for Cause (as defined in Facebook, Inc.’s 2012 Equity Incentive Plan) prior to the [ ] anniversary of your Start Date, you will immediately repay a prorated portion of the sign-on bonus to the Company.

2.	Employee Benefits

a.Paid Time Off. Subject to the Company’s PTO policy, you will be eligible to accrue up to [ ] days of PTO per calendar year, pro-rated for the remainder of this calendar year.

b.Group Plans. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental, and vision, subject to any eligibility requirements imposed by such plans.

3.	Restricted Stock Units

Subject to the approval of Facebook, Inc.'s Board of Directors or its designee, you will be granted a number of restricted stock units ("RSUs") under the Company's 2012 Equity Incentive Plan (the "2012 EIP") with an "Initial Value" of $[ ] USD. The exact number of RSUs will be determined at the time your grant is approved by dividing the Initial Value by a "Share Value." The Share Value will be determined by reference to a trailing average closing stock price. The RSUs will be submitted for approval following your Start Date. Each RSU entitles you to receive one share of Facebook, Inc. Class A common stock following vesting. Unlike traditional stock options, you do not need to pay any exercise price for the shares of Facebook, Inc.'s stock subject to the RSUs (the “Shares”); they are simply delivered to you as a component of your compensation if and when they vest.

The RSUs are subject to a [ ] vesting schedule. Facebook, Inc. has [ ] Vesting Dates each year: [ ]. The first [ ] Vesting Date following the date you begin your employment is considered your “RSU Start Date.” For example, if you begin working on [ ], your RSU Start Date will be [ ] and your first vesting event will be on [ ]. On each [ ] Vest Date after your RSU Start Date, generally [ ]% of the RSUs will vest, provided that you have been continuously employed by the Company through such date. Your Restricted Stock Unit Award Agreement and Notice of Restricted Stock Unit Award will outline the actual vesting schedule of your Shares.

Before any Shares are delivered to you following vesting, the Company must satisfy its tax withholding obligations in a manner satisfactory to the Company, which may include withholding or selling a number of Shares with a fair market value equal to the amount the Company is then required to withhold for taxes. The RSUs and the Share Value shall be subject to the terms and conditions set forth in the 2012 EIP, your Restricted Stock Unit Award Agreement and Notice of Restricted Stock Unit Award, and the Company’s policies in effect from time to time. In the event that the Company changes its 2012 EIP prior to granting your RSUs, including changes to the type or structure of equity instruments offered, you will be entitled to receive an equity grant of substantially equivalent value as determined by the Company. Capitalized terms set forth above will have the meanings set forth in the 2012 EIP.

4.	Pre-employment Conditions.

a.Confidentiality Agreement. By signing and agreeing to this Offer Letter, you also agree to be bound by the terms and conditions of the enclosed Confidential Information and Invention Assignment Agreement (the “ Confidentiality Agreement”). We require that you sign the Confidentiality Agreement and return it to us with this Offer Letter prior to or on your Start Date.

b.Mutual Arbitration Agreement. Facebook values all of its employees and fosters good relations with, and among, its employees, but we recognize that disagreements occasionally occur. We believe that the resolution of such disagreements is best accomplished by internal dispute resolution and, where that fails, by external arbitration. For these reasons, Facebook has adopted an arbitration agreement (“the Arbitration Agreement”), a copy of which is enclosed. Please review and sign the Arbitration Agreement.

c.Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

d.Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information. By signing this letter, you hereby agree to authorize such a verification and background check and agree to sign any and all documents necessary to enable the Company to conduct this verification and background check.

5.No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

7.General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all, as set forth in the Company's Code of Conduct. You will also be expected to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.

8.At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without advance notice, and for any reason or no particular reason or cause. The Company also reserves the right to modify or amend the terms of your employment at any time, with or without notice, and for any reason in its sole discretion. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by an authorized representative of the Company.

9.Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

10.Definitions. All references in this Offer Letter to the “Company” or “Facebook” shall refer to Facebook, Inc. and/or any of its direct or indirect subsidiaries or affiliates, as appropriate.

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We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement and Arbitration Agreement on or before [Date]. The Company requests that you begin work in this new position on or before [Date] (the “Start Date”). This letter, and the other agreements referenced herein, supersede and replace any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter will be governed by the laws of the state in which you are employed, without regard to its conflict of laws provisions.

Very truly yours, Facebook, Inc.

By: [Name]

ACCEPTED AND AGREED:

[Name]

______________
Signature Date:
Anticipated Start Date: